Exhibit 10.24.3

TIAA BANK

100 Summer Street, Suite 3232

Boston, MA 02110

loanDepot.com, LLC

26642 Towne Center Drive

Foothill Ranch, California 92610

Attention: Michelle Richardson

Re: Third Amendment to the Sixth Amended and Restated Loan and Security Agreement (the “Third Amendment”).

This Third Amendment is made as of the 13th day of September, 2019 (the “Amendment Effective Date”), to that certain Sixth Amended and Restated Loan and Security Agreement, dated November 28, 2018, as amended (the “Agreement”), by and between loanDepot.com, LLC (“Borrower”) and TIAA, FSB, formerly known as EverBank (“Bank”).

WHEREAS, Borrower requested that Bank amend the Agreement as provided herein; and

WHEREAS, Borrower and Bank have agreed to so amend the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

SECTION 1. Amendments.

(a) Section 6(p) of the Agreement is amended and restated in its entirety as follows:

“(p) Maintenance of Profitability. Commencing with the fiscal quarter ending September 30, 2019, Borrower shall not permit its Net Income, excluding FMV Adjustments, to be (i) less than $1.00 for two (2) consecutive quarters, or (ii) commencing with the fiscal quarter beginning July 1, 2019, a loss exceeding $10,000,000.

For purposes of this covenant, FMV Adjustments shall mean (1) adjustments to the capitalized value of Borrower’s Servicing Rights resulting from changes in valuation inputs or assumptions used in the valuation model, and (2) changes in the value of the hedges directly related to Borrower’s Servicing Rights.””

SECTION 2. Fees. There are no other fees payable in connection with this Third Amendment.

SECTION 3. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.

SECTION 4. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Third Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 5. Representations. In order to induce Bank to execute and deliver this Third Amendment, Borrower hereby represents and warranties to Bank that as of the date hereof, except as otherwise expressly waived by Bank in writing, Borrower is in full compliance with all of the terms and conditions of the Facility Documents, including without limitation all of the representations and warranties and all of the affirmative and negative covenants, and no Default or Event of Default has occurred and is continuing under the Agreement.

SECTION 6. Governing Law. This Third Amendment and any claim, controversy or dispute arising under or related to or in connection with this Third Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall govern.

SECTION 7. Counterparts. This Pricing Letter may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

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